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                                  Exhibit 99.1
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                                                       NATIONAL CITY CORPORATION
                                                       1900 E. 9TH St.
                                                       Cleveland, OH 44114-3484




NEWS RELEASE
For Immediate Release

MEDIA CONTACT:
Amber Garwood
216-222-8202
Amber.Garwood@NationalCity.com
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                     NATIONAL CITY NAMES JAMES R. BELL, III
                    EXECUTIVE VICE PRESIDENT, RISK MANAGEMENT

         CLEVELAND, OH--MARCH 23, 2004--National City Corporation (NYSE: NCC) today named James R. Bell to executive vice president of risk management effective April 1, 2004. Bell will be responsible for National City's corporate-wide risk management system, which includes various credit, risk and compliance functions that are extremely critical in today's environment. Bell will succeed Robert J. Ondercik, who after a distinguished 32-year career at National City, plans to retire. In this position, Bell will report to William E. MacDonald, III, vice chairman of National City.

         "Jim brings broad and extensive experience to his new role as our chief risk officer," said David A. Daberko, chairman and chief executive officer of National City. "The risk management structure that Jim will lead permits us to surface risk issues through a highly systematic process, enabling us to take timely and appropriate action to avoid and mitigate risk." Bell will chair the Corporate Credit Policy Committee, the Corporate Credit Committee and National City Finance Committee.

         Daberko added, "We're very grateful to Bob Ondercik for his commitment to National City and for the expertise he's contributed for the benefit of our clients, employees and shareholders, and we wish him the very best in the next phase of his life. Bob will be sincerely missed."

         Bell began his career with National City in 1982 as a management trainee and held a variety of corporate banking responsibilities before being named president and

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chief executive officer of National City Bank of Kentucky in
1996. He became head of the retail sales and distribution organization in 1998 and assumed responsibility for capital markets in 2000. Most recently he served as executive vice president of National City's capital markets group, which delivers sophisticated financial products and solutions to middle-market and large corporate clients.

         Bell earned a bachelor's degree in Accounting and Economics from Duke University in 1978 and Master of Business Administration degree in finance from the University of Chicago in 1982. He is active in the community, and serves as a board member for a number of organizations, including the Cleveland Museum of Natural History, The Cleveland Play House, Ursuline College, and the Institute for Educational Renewal.

About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City Corporation, visit the company's Web site at NationalCity.com.

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